Exhibit 23.6

CONSENT OF INTERNATIONAL METALLURGICAL & ENVIRONMENTAL INC.

We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and to the use of the technical report titled “NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective April 1, 2014 (the “Technical Report”).

We also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020), of references to our name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 5, 2016

/s/ Jeff Austin
Name: International Metallurgical & Environmental Inc.